EXHIBIT 10.3

AMENDMENT TO THE

SUPERIOR UNIFORM GROUP, INC.

SUPPLEMENTAL PENSION PLAN

WHEREAS, Superior Uniform Group, Inc. (“Employer”) maintains the Superior Uniform Group, Inc. Supplemental Pension Plan (“Plan”); and

WHEREAS, the Employer has reserved the right to amend the Plan pursuant to Article 10 therein; and

WHEREAS, the Employer has amended the Superior Uniform Group, Inc. Employees Pension Plan to discontinue all benefit accruals under the Pension Plan, effective June 30, 2013;

WHEREAS, the Employer now wishes to amend the terms of the Plan governing the calculation of the supplemental pension benefits payable to covered key employees of the Employer to provide additional benefits based on credited service earned after June 30, 2013;

NOW THEREFORE, pursuant to the power reserved under Article 10 of the Plan, the Employer hereby amends the Plan in the following particulars, effective as of June 30, 2013:

1.     Article 6 of the Plan, entitled “Amount of Executive Retirement Plan Benefits,” is amended to read as follows:

“The benefits payable to an eligible Employee or his beneficiary or beneficiaries under the Executive Retirement Plan shall be the Actuarial Equivalent of the excess, if any, of the benefit, expressed as a single life annuity, which would have been payable to such Employee or on his behalf to his Beneficiary or Eligible Spouse, as the case may be, from the Basic Plan, if the provisions of the Basic Plan were administered without regard to the maximum amount of retirement income limitation of section 415 of the Code, the maximum compensation limitation of section 401(a)(17) of the Code, and as if the Employee’s credited service with the Company under the Basic Plan were calculated without regard to the amendment to the Basic Plan discontinuing benefit accruals under the Basic Plan for periods after June 30, 2013, over the sum of:

(a)	the benefit which is in fact payable to such Employee or on his behalf to his Beneficiary or Eligible Spouse under the Basic Plan, expressed as a single life annuity, and

(b)	the amount of the Excess Plan benefit (expressed as a single life annuity), if any, which is in fact payable under Article 5 of this Plan.

Benefits payable under this Article 6 shall be computed in accordance with the foregoing and with the objective that the benefit payable under the Excess Plan, the Executive Retirement Plan, and the Basic Plan should total the amount which would have been payable solely under the Basic Plan had neither section 415 nor section 401(a)(17) of the Code been applicable ;thereto, and if the Employee’s credited service were not limited by the amendment to the Basic Plan discontinuing benefit accruals under the Basic Plan for periods after June 30, 2013.”

2.     Article 7 of the Plan, entitled “Payment of Benefits,” is amended by revising the last sentence of Paragraph 7(b) to read as follows:

“In the absence of a contrary designation by the Employee, the Employee’s benefit commencement date shall be the later of the Employee’s Normal Retirement Date or date of termination of employment, or, for the portion (if any) of the Employee’s benefit which is earned and vested after August 1, 2013, the first day of the calendar month following the Employee’s date of termination of employment, subject in either case to the six-month delay described in paragraph (g) below.”

IN WITNESS WHEREOF, the Employer has caused this Amendment to the Supplemental Pension Plan to be signed on its behalf by the undersigned authorized representative on the date set forth below.

SUPERIOR UNIFORM GROUP, INC.

Date: ______________________	By: ________________________________
Title: _______________________________